Press Release

For Immediate Release

Harmonic Appoints Deborah Clifford to its Board of Directors

SAN JOSE, Calif. — Oct. 18, 2018 — Harmonic (NASDAQ: HLIT) today announced it has expanded the company’s board of directors with the appointment of Deborah Clifford.

“I’m delighted to welcome Debbie to our board,” said Patrick Harshman, president and CEO of Harmonic. “Her strong finance and operational leadership experience will be an asset to Harmonic as we continue to shape the future of video and broadband service delivery through innovations in video SaaS and virtualized cable access solutions.”

Ms. Clifford currently serves as the vice president of financial planning and analysis at Autodesk, a leading 3D design, engineering and entertainment software company. Most recently, she has been a lead architect of Autodesk’s transformation from selling perpetual licenses to becoming a SaaS provider. Ms. Clifford has held a variety of finance positions of increasing scope and responsibility during her tenure at Autodesk, partnering closely with product, marketing and sales leadership. Before Autodesk, she was director of financial planning and analysis at Virage, a video search software company, which she helped take public. She began her career in public accounting at Ernst & Young.

“Harmonic has developed a smarter, faster and simpler approach to gigabit cable access and video streaming that is unique to the industry. I look forward to helping the company continue its cloud-native and SaaS transformation, with a focus on increasing growth and profitability,” said Ms. Clifford.

Ms. Clifford holds a Bachelor of Arts degree in political science with a business specialization from the University of California, Los Angeles, and an MBA from the Stanford Graduate School of Business. She currently serves on the board of trustees of GeoHazards International, a non-profit organization dedicated to disaster prevention in the developing world.

Further information about Harmonic is available at www.harmonicinc.com.

About Harmonic
Harmonic (NASDAQ: HLIT), the worldwide leader in video delivery technology and services, enables media companies and service providers to deliver ultra-high-quality broadcast and OTT video services to consumers globally. The company has also revolutionized cable access networking via the industry’s first virtualized CCAP solution, enabling cable operators to more flexibly deploy gigabit internet service to consumers’ homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software-as-a-service (SaaS) technologies, or powering the delivery of gigabit internet cable services, Harmonic is changing the way media companies and service providers monetize live and VOD content on every screen. More information is available at www.harmonicinc.com.

Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.

CONTACTS:

Sarah Kavanagh Sr. Public Relations Manager for Harmonic +1.408.490.6607 sarah.kavanagh@harmonicinc.com	Nicole Noutsios, NMN Advisors Investor Relations for Harmonic +1.510.315.1003 investor@harmonicinc.com